SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

Date of Report: May 18, 2005
(Date of Earliest Event Reported)

Akorn, Inc.

(Exact Name of Registrant as Specified in its Charter)

Louisiana	0-13976	72-0717400
(State or other	(Commission	(I.R.S. Employer
Jurisdiction of	File Number)	Identification No.)

2500 MILLBROOK DRIVE
BUFFALO GROVE, ILLINOIS
(Address of principal executive offices)

(847) 279-6100
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐ Written communication pursuant to Rule 425 under the Securities Ac (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 4.02(a) Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report

     On May 18, 2005, the management of Akorn, Inc. (the “Company”) concluded that certain of the Company’s previously issued financial statements needed to be restated. As a result of the restatement, the financial statements included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 should no longer be relied upon. Specifically, in the previously filed Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, the Company inadvertently failed to disclose the amount and effect of preferred stock dividends and adjustments for the first quarter of 2005. The amount of the dividends and adjustments was $1,061,000, and although the payment of these dividends was deferred, as set forth in Note I of the financial statements included in the Company’s Form 10-Q/A filed on May 20, 2005, the dividends and adjustments affect the calculation of net loss available to common stockholders. Including the dividends and adjustments in this calculation results in an increase in the net loss available to common stockholders from $2,287,000, or $.09 per share, as previously reported, to $3,348,000, or $0.13 per share. The Company’s management discussed the matters disclosed in this Item 4.02 with the Company’s independent registered public accounting firm.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

AKORN, INC.

By:	/s/ Jeffrey A. Whitnell
Jeffrey A. Whitnell
Chief Financial Officer, Treasurer and Secretary

Date: May 19, 2005